                                                                    Exhibit 99.2

                  [Letterhead of Wachovia Capital Markets, LLC]


July 26, 2004

Board of Directors
QRS Corporation
1400 Marina Way South
Richmond, CA  94804

Re:      Initially Filed Registration Statement on Form S-4 of JDA Software
         Group, Inc.
         (File No. 333-  )

Gentlemen:

Reference is made to our opinion letter, dated June 17, 2004, with respect to the fairness from a financial point of view to the holders of shares of Common Stock, par value 0.001 per share ("QRS Common Stock"), of QRS Corporation, a Delaware corporation ("QRS"), of the Merger Consideration (as defined in our opinion letter) to be received by the holders of QRS Common Stock pursuant to the Agreement and Plan of Merger, dated as of June 17, 2004, among JDA Software Group, Inc., a Delaware corporation ("JDA"), CVP2 Corp., a Delaware corporation and wholly-owned subsidiary of JDA, and QRS.

The foregoing opinion letter is solely for the information and use of the Board of Directors of QRS in connection with its consideration of the Merger (as defined in our opinion letter) and is not to be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that the opinion letter may be reproduced in full in any proxy statement mailed or provided to the holders of QRS Common Stock. We understand that QRS has determined to include and refer to our opinion letter in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion letter under the captions "Summary - Opinion of QRS' Financial Advisor", "The Merger - Background of the Merger", "The Merger - QRS' Reasons for the Merger", "The Merger - Recommendation of QRS' Board of Directors" and "The Merger - Opinion of QRS' Financial Advisor". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the abovementioned version of the Registration Statement and that our opinion is not to be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that the opinion letter may be reproduced in full in any proxy statement mailed or provided to the holders of QRS Common Stock.

Very truly yours,


/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC